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                                                                    Exhibit 3.42

                               OPERATING AGREEMENT
                                       OF
                        QUINTILES AUSTRIAN HOLDINGS, LLC

         THIS OPERATING AGREEMENT of Quintiles Austrian Holdings, LLC (the "Company"), a limited liability company organized pursuant to the North Carolina Limited Liability Company Act, is effective as of the 22nd day of September 2003. Quintiles Transnational Corp. ("Member") is the sole member of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes, however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member (including, without limitation, limited liability protection for the Member from Company liabilities).

                                    ARTICLE I
                            FORMATION OF THE COMPANY

         1.1. Formation. The Company was formed on September 22nd 2003, upon the filing with the Secretary of State of the Articles of Organization of the Company.

         1.2. Name. The name of the Company is Quintiles Austrian Holdings, LLC. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

         1.3. Registered Office and Registered Agent. The Company's registered office within the State of North Carolina and its registered agent at such address shall be as the Member may from time to time deem necessary or advisable.

         1.4. Principal Place of Business. The principal place of business of the Company within the State of North Carolina shall be at such place or places as the Member may from time to time deem necessary or advisable.

         1.5.     Purposes and Powers.

                  (a) The purpose of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act.

                  (b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

         1.6. Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

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         1.7.     Nature of Member's Interest. The interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

                                   ARTICLE II
                                   DEFINITIONS

         The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

         "Act" means the North Carolina Limited Liability Company Act, as the same may be amended from time to time.

         "Agreement" means this Operating Agreement, as amended from time to time.

         "Articles of Organization" means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

         "Manager" means the Person or Persons designated as manager pursuant to
Section 3.1. "Member" means Quintiles Transnational Corp.

         "Person" means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

         "Property" means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property), and (ii) any and all of the improvements constructed on any real property.

         "Secretary of State" means the Secretary of State of North Carolina.

         "Treasury Regulations" means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                                   ARTICLE III
                            MANAGEMENT OF THE COMPANY

         3.1. Management. The Member, by virtue of its status as the sole Member, shall be the Manager of the Company for all purposes. Except as otherwise expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management

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of the business and affairs of the Company shall be made by the Member acting in its capacity as Manager. The Member, acting in its capacity as Manager, shall have full and complete authority, power and direction to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts customary or incident to the management of the Company's business. The Member may elect or retain one or more assistant managers, agents, or officers who need not be a member of the Company, with such titles, duties and compensation as may be determined by the Member.

         3.2. Indemnification of Manager for Management Services. The Company shall indemnify the Member or its authorized delegatee(s) in connection with their services to the Company to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by such person upon the approval of the Member, upon the receipt by the Company of a signed statement from such person agreeing to reimburse the Company for such advance in the event it is ultimately determined that such person is not entitled to be indemnified by the Company against such expenses.

                                   ARTICLE IV
                        RIGHTS AND OBLIGATIONS OF MEMBER

         4.1. Name and Address of Member. The name, address, and Membership Interest of the Member is reflected in Schedule I attached hereto.

         4.2. Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Schedule I, nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability, or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to them under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of Membership Interest.

                                    ARTICLE V
                         CAPITAL CONTRIBUTIONS AND LOANS

         The Member has contributed property to the Company as the initial capital contribution as set forth opposite its name on Schedule I attached hereto.

                                   ARTICLE VI
                                   ALLOCATIONS

         All profit and loss of the Company and all assets and liabilities of the Company shall, solely for state and federal tax purposes, be treated as that of the Member pursuant to Treasury Regulations Section 301.7701, but for no other purpose (including, without limitation, limited liability protection for the Member from Company liabilities).

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                                  ARTICLE VII
                                 DISTRIBUTIONS

         Distributions of assets shall be made on such basis and at such time as determined by the Member, subject to the limitations of distributions in N.C. Gen. State Section 57C-4-06.

                                  ARTICLE VIII
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

         8.1. Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

                  (a) All or substantially all of the assets of the Company are sold, exchanged, or otherwise transferred (unless the Member has elected to continue the business of the Company);

                  (b) The Member signs a document stating its election to dissolve the Company;

                  (c) The entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

                  (d) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

         8.2. Liquidation. Upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company's affairs unless the Member or the liquidating trustee (either, the "Liquidator") determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to distributions and allocations of Company profits and losses during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

                  (a) To payment of the debts and satisfaction of the other obligations of the Company, including, without limitation, debts and obligations to the Member;

                  (b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and, thereafter

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                  (c)      To the Member.

         8.3. Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. Records. The records of the Company will be maintained at the Company's principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

         9.2. Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

         9.3. Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend, or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to the conflicts of laws provisions thereof.

         9.4. Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

         9.5. Agreement in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

         9.6. Tax Matters Manager. For purposes of this Agreement, Quintiles Transnational Corp. shall be the Tax Matters Partner as that term is defined in the Code and Treasury Regulations.

         9.7. Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company. No creditor of the Company will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against a Member, whether arising under this Agreement or otherwise.

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         IN WITNESS WHEREOF, the undersigned, being the sole Member of the
Company, has caused this Agreement to be duly adopted by the Company as of the________ day of September 2003.

                                 MEMBER

                                 Quintiles Transnational Corp.

                                 By:      /s/ John S. Russell
                                     -------------------------------------------
                                     John Russell, Executive Vice President

                                 COMPANY

                                 Quintiles Austrian Holdings, LLC

                                 Quintiles Transnational Corp., Member - Manager

                                 By:      /s/ John S. Russell
                                     -------------------------------------------
                                     John Russell, Executive Vice President

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